Exhibit 23.01

[Letterhead of Sturn Wagner Lombardo & Company, LLC]

We consent to the incorporation by reference of our report dated June 27, 2003 (except with respect to the matters discussed in Note 13, as to which the date is September 11, 2003), filed as an exhibit to the Argan, Inc. (formerly "Puroflow Incorporated") Current Report on Form 8-K/A dated July 17,2003.

/s/ Sturn Wagner Lombardo & Company, LLC
Sturn Wagner Lombardo & Company, LLC

Annapolis, Maryland
January 22, 2004